Exhibit 5.3

December 2, 2010

Host Hotels & Resorts, L.P.

6903 Rockledge Drive

Suite 1500

Bethesda, Maryland 20817

Host of Boston, Ltd.

6903 Rockledge Drive

Suite 1500

Bethesda, Maryland 20817

Latham & Watkins LLP

555 Eleventh Street, N.W.

Suite 1000

Washington, D.C. 20004

Re:	Registration Statement on Form S-4 Relating to $500,000,000 Aggregate
Principal Amount 6% Series V Senior Notes due 2020

Ladies and Gentlemen:

In connection with the registration of $500,000,000 aggregate principal amount of 6% Series V Senior Notes due 2020 (the “Securities”) by Host Hotels & Resorts, L.P. (f/k/a Host Marriott, L.P.), a Delaware limited partnership (the “Company”), and each of the co-registrants, the guarantees of the Securities (the “Guarantees”) by each of the entities listed in the Supplemental Indenture (as defined below) as subsidiary guarantors (the “Guarantors”), and specifically that certain guaranty of the Securities set forth in Section 12 of the Indenture (as defined below) (the “Covered Guaranty”) by Host of Boston, Ltd., a Massachusetts limited partnership (the “Covered Guarantor”), under the Securities Act of 1933, as amended (the “Act”), on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on December 1, 2010 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

The Securities and the Guarantees will be issued pursuant to a Thirty-Sixth Supplemental Indenture, dated October 25, 2010 (the “Supplemental Indenture”), among the Company, the Guarantors and other guarantors named therein and The Bank of New York Mellon, as successor trustee (the “Trustee”), which supplements the Amended and Restated Indenture, dated as of August 5, 1998 (as so supplemented, the “Indenture”), originally among HMH Properties, Inc. (now, the Company) the guarantors named therein and HSBC Bank USA (f/k/a Marine Midland Bank), as trustee. The Securities and the Guarantees will be issued in exchange for the Company’s outstanding 6% Series U Senior Notes due 2020 on the terms set forth in the prospectus contained in the Registration Statement and the letter of transmittal filed as an exhibit thereto. The Indenture, the Securities and the

Guarantees are sometimes referred to herein collectively as the “Operative Documents.”

We have served as special counsel to the Covered Guarantor solely for the purpose of rendering the opinion set forth herein, and have not served as general counsel for any of the parties to, nor have we been involved in any other aspect of the transactions contemplated in, the Operative Documents (including with respect to the Covered Guarantor).

In connection with this opinion, we have examined originals or copies of: the Operative Documents, including the Covered Guaranty set forth therein; resolutions duly adopted by the board of directors of Host Hotels & Resorts, Inc. (f/k/a Host Marriott Corporation), a Maryland corporation (the “Controlling Entity”), which we assume is the ultimate and sole controlling entity of the Covered Guarantor; a certificate of the Assistant Secretary of the Controlling Entity as to certain matters in support of this opinion; a copy of the Certificate of Formation of Limited Partnership, dated December 26, 1972, as amended by that certain First Certificate of Amendment dated August 1, 1997, as further amended by that certain Certificate of Amendment dated December 28, 1998 and as further amended by that certain Certificate of Amendment dated July 17, 2009, of the Covered Guarantor, certified by the Assistant Secretary of the Controlling Entity; and a copy of the Amended and Restated Agreement of Limited Partnership, dated December 31, 2009, as amended by that certain Amendment to Amended and Restated Agreement of Limited Partnership, dated December 1, 2010, of the Covered Guarantor, certified by the Assistant Secretary of the Controlling Entity. In addition, we have examined such other limited partnership documents, public records, and other agreements, instruments, certificates and documents as we have deemed necessary or appropriate for purposes of this opinion.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon a certificate of the Assistant Secretary of the Controlling Entity, and have assumed, without independent inquiry, the accuracy of that certificate.

For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the Massachusetts Uniform Limited Partnership Act, as applied by the courts of Massachusetts, and we express no opinion as to any other laws.

Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:

(a)	Our opinion in paragraph 1 below is based solely on the certificate of public officials attached hereto as Exhibit A.

(b)	We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

(c)	We are assuming that the Controlling Entity is the ultimate and sole controlling person and owner of the Covered Guarantor.

Based upon the foregoing, and subject to the limitations and qualifications set forth above, we are of the opinion that:

1.	The Covered Guarantor is in good standing as a limited partnership under the laws of the Commonwealth of Massachusetts.

2.	The Supplemental Indenture has been duly authorized and executed by the Covered Guarantor by all necessary limited partnership action of the Covered Guarantor.

3.	The Covered Guaranty has been duly authorized by all necessary limited partnership action of the Covered Guarantor.

This opinion is for the benefit of the addressees hereof and we consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to us under the heading “Validity of Securities” in the related prospectus. Except as set forth in the preceding sentence, this letter may not be quoted for any other purpose without our prior written consent. In rendering this opinion and giving this consent, we do not admit that we are “experts” within the meaning of the Act.

Very truly yours,

/s/ BINGHAM MCCUTCHEN LLP

BINGHAM MCCUTCHEN LLP